Exhibit 23(c)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 25, 2008, relating to the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) the adoption in 2007 of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and a change in the method of accounting in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and (2) the restatement discussed in Note 20 to the consolidated financial statements), the financial statement schedule, and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 28, 2007. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
October 1, 2008